NEW YORK, May 11, 2023 – Stronghold Digital Mining, Inc. (NASDAQ: SDIG) (“Stronghold”, the “Company”, or “we”) today announced financial and operational results for the first quarter of 2023 and provided an operational update:

Recent Operational and Financial Highlights

•	Accelerating hash rate guidance – we now expect to achieve hash rate capacity of approximately 4 EH/s by the end of the third quarter of 2023, which would beat our prior guidance of year-end 2023

•
Completed $10 million private placement and subsequent purchase of 5,000 MicroBT Whatsminer M50 Bitcoin miners, adding ~600 PH/s of hash rate capacity – $9 million invested by an institutional investor and $1 million invested by the Company’s chairman and chief executive officer, Greg Beard

•
Signed “Canaan Bitcoin Mining Agreement”, adding ~400 PH/s of hash rate capacity – two-year hosting agreement with Cantaloupe Digital LLC, a subsidiary of Canaan, Inc. (“Canaan”), whereby Stronghold will operate 4,000 Bitcoin miners supplied by Canaan at the Company’s wholly owned Panther Creek plant

•
Achieved objective of $45 to $50 per megawatt hour (“MWh”) net cost of power in March 2023 and expects that the net cost of power will average between $40 and $50 per MWh over the course of 2023, which the Company estimates corresponds to a cost per Bitcoin of approximately $10,000 to $14,000, assuming latest-generation miners and a network hash rate of 320 EH/s

•
Previously announced substantial deleveraging efforts have resulted in approximately $59.6 million of principal amount of debt outstanding and approximately $51.5 million of net debt (calculated as the principal amount of debt outstanding less cash and Bitcoin) as of May 8, 2023

•	First quarter 2023 revenue of $17.3 million, net loss of $46.7 million, and non-GAAP Adjusted EBITDA loss of $3.9 million (see reconciliation of non-GAAP financial measures)

Management Commentary

“We have only a few thousand slots left at our fully developed, energized data centers to reach our target hash rate capacity of 4 EH/s, and we are focused on the rapid deployment of our recent order of 5,000 MicroBT M50 miners and the 4,000 miners associated with the recently announced Canaan Bitcoin Mining Agreement, 2,000 of which are already on site,” said Greg Beard, chairman and chief executive officer of Stronghold. “Since consensually returning approximately 26,000 miners to our previous lender starting in August 2022, we have grown hash rate capacity by approximately 2.2 EH/s, with incremental spend of approximately $15 million, and eliminated approximately $67 million of debt. We see an opportunity-rich environment, both in the secondary, distressed miner market, as well as in the hosting market, where we are gaining traction with our differentiated agreement structure. These opportunities exceed the capacity of our existing infrastructure, and we continue to evaluate ways to deploy the approximately 25 megawatts (“MW”) of end-to-end data center equipment that we own and hold in inventory.”

Liquidity and Capital Resources

As of May 8, 2023, Stronghold’s liquidity was approximately $8.0 million, comprising $7.4 million in cash plus 22 Bitcoin, and the Company had approximately $59.6 million of principal amount of debt outstanding. Stronghold continues to vigilantly manage its exposure to counterparties exposed to the cryptocurrency and technology sectors.

On April 21, 2023, Stronghold completed the transaction contemplated under the securities purchase agreements with an institutional investor and its chairman and chief executive officer, Greg Beard, to sell an aggregate of 10,000,000 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) and share equivalents (the “Private Placement”). The Company also issued warrants to purchase an aggregate of 10,000,000 shares of Class A Common Stock, with an initial exercise price of $1.10 per share (subject to adjustments), and such warrants are not exercisable until six months after issuance. The Company also agreed to lower the exercise price of the warrants issued to the same investors in September 2022 from $1.75 per share to $1.01 per share.

On March 28, 2023, the Company entered into a Settlement Agreement with its electrical contractor, Bruce & Merrilees Electric Co., to eliminate an $11.4 million outstanding payable — Stronghold’s largest payable as of December 31, 2022 — in exchange for a $3.5 million subordinated note and three million penny warrants.

On February 6, 2023, the Company entered into an amendment to the previously announced secured credit agreement (the “Credit Agreement”) with WhiteHawk Finance LLC and/or its affiliates or designees and the other lenders from time to time party thereto (“WhiteHawk”), to provide Stronghold with enhanced liquidity and financial flexibility. The Credit Agreement with WhiteHawk was entered into on October 27, 2022, and nearly tripled the weighted-average maturity of existing debt from approximately 13 to 36 months, reduced monthly principal payments, and added approximately $21.6 million of cash to the Company’s balance sheet.

On January 3, 2023, the Company announced the exchange of the Company’s Amended and Restated 10% Notes (the “Notes”) for convertible preferred stock (the “Exchange Agreement”) to reduce debt and improve liquidity. On February 20, 2023, the Company closed the Exchange Agreement, whereby the Notes were exchanged for convertible preferred stock that is convertible, directly and indirectly, into approximately 58 million shares of Class A Common Stock. The Exchange Agreement extinguished approximately $16.9 million of principal amount of debt and approximately $1.0 million of accrued interest.

Bitcoin Mining Update

During the first quarter of 2023, Stronghold earned approximately 618 Bitcoin through its mining operations, an increase of approximately 38% from the 447 Bitcoin mined during the fourth quarter of 2022. As of May 8, 2023, Stronghold’s current Bitcoin mining fleet exceeds 31,000 miners with hash rate capacity of approximately 2.8 EH/s. Following (i) the delivery of 5,000 recently purchased MicroBT Whatsminer M50 miners expected later in May, (ii) receipt of the remaining 2,000 Canaan A1346 miners expected by June 15, 2023, under the Canaan Bitcoin Mining Agreement, and (iii) assuming receipt of the outstanding contracted 2,300 miners from MinerVa Semiconductor Corp. (“MinerVa”), the Company’s hash rate capacity is expected to rise to over 3.8 EH/s, of which approximately 80% will be wholly owned by the Company and not subject to a profit share. Stronghold will receive at least 50% of the Bitcoin mined by the approximately 20% of hash rate capacity that is hosted.

The Company is actively evaluating incremental opportunities, representing over 1 EH/s, to fill its remaining data center slots. While no assurances can be made that Stronghold will be able to consummate any of these transactions or that Stronghold will receive the remaining MinerVa miners, the Company now believes that it will be able to fill its existing 4 EH/s of data center capacity by the end of the third quarter of 2023. Beyond the 4 EH/s of data center capacity at the Company’s wholly owned Scrubgrass and Panther Creek plants, Stronghold is currently pursuing the deployment of its additional 25 MW of end-to-end data center equipment that it owns in inventory. This includes 20 proprietary StrongBox containers and the transformers, breakers, and switchgear to support them.

As of May 8, 2023, MinerVa has fulfilled approximately 85% of the order purchased pursuant to the Equipment Purchase Agreement dated April 2, 2021, in the form of cash refunds, MinerVa miners, and other leading third-party-manufactured miners. The remaining 15% of the order has not yet been scheduled for delivery and it is unclear when the remaining MinerVa miners will be delivered, if at all.

Power Update

During the first quarter of 2023, Stronghold removed approximately 259,000 tons of coal refuse from the environment and returned approximately 197,000 tons of beneficial use ash to waste coal piles, facilitating the remediation of these sites. As previously disclosed, the first quarter of 2023 featured a significant drop in power prices when compared to the forward power curve entering 2023, as the result of record warm weather in January and February, which impacted power demand and led to a material loosening of power markets. As a result of lower-than-expected power prices, for most of the first quarter, Stronghold mined Bitcoin instead of selling that power to the PJM grid because Bitcoin mining economics were more attractive than what the Company would have received if it had sold the power to the grid.

In the first quarter of 2023, Stronghold continued to realize the benefits of the previous investments and cost-cutting initiatives at its Scrubgrass and Panther Creek plants during 2022. For instance, our Scrubgrass plant demonstrated availability of approximately 80% of capacity during January; although, the Company opted to not run this plant for a few days in order to import power at prices lower than the variable cost of generating power. Consistent with prior expectations, the Company expects to invest in the Scrubgrass and Panther Creek plants on a more normalized basis and, at this time, estimates $2 million to $4 million of expenses related to maintenance during planned outages over the course of 2023. This is significantly lower than the costs incurred in 2022 related to major maintenance and upgrades at the Scrubgrass and Panther Creek plants.

Stronghold achieved its $45 to $50 per MWh net cost of power objective in March 2023, demonstrating that it can make power at improved, and what the Company believes are highly competitive, costs. While no assurances can be made, current beneficial cost trends, if extrapolated forward, including reduced fuel costs, reduced fixed costs, and increased Pennsylvania Tier II Renewable Energy Credit prices, cause the Company to believe that the likely range for the cost of power for the rest of 2023 has improved to $40 to $50 per MWh, including imported power and expenses related to the aforementioned planned outages.

Conference Call

Stronghold will host a conference call today, May 11, 2023, at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) with an accompanying presentation to discuss these results. A question-and-answer session will follow management's presentation.

To participate, a live webcast of the call will be available on the Investor Relations page of the Company’s website at ir.strongholddigitalmining.com. To access the call by phone, please use the following link Stronghold Digital Mining First Quarter 2023 Earnings Call. After registering, an email will be sent, including dial-in details and a unique conference call access code required to join the live call. To ensure you are connected prior to the beginning of the call, please register a minimum of 15 minutes before the start of the call.

A replay will be available on the Company's Investor Relations website shortly after the event at ir.strongholddigitalmining.com.

About Stronghold Digital Mining, Inc.

Stronghold is a vertically integrated Bitcoin mining company with an emphasis on environmentally beneficial operations. Stronghold houses its miners at its wholly owned and operated Scrubgrass and Panther Creek plants, both of which are low-cost, environmentally beneficial coal refuse power generation facilities in Pennsylvania.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release, including guidance, constitute “forward-looking statements.” within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements and the business prospects of Stronghold are subject to a number of risks and uncertainties that may cause Stronghold’s actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things: the hybrid nature of our business model, which is highly dependent on the price of Bitcoin; our dependence on the level of demand and financial performance of the crypto asset industry; our ability to manage growth, business, financial results and results of operations; uncertainty regarding our evolving business model; our ability to retain management and key personnel and the integration of new management; our ability to raise capital to fund business growth; our ability to maintain sufficient liquidity to fund operations, growth and acquisitions; our substantial indebtedness and its effect on our results of operations and our financial condition; uncertainty regarding the outcomes of any investigations or proceedings; our ability to enter into purchase agreements, acquisitions and financing transactions; public health crises, epidemics, and pandemics such as the coronavirus pandemic; our ability to procure crypto asset mining equipment from foreign-based suppliers; our ability to maintain our relationships with our third party brokers and our dependence on their performance; our ability to procure crypto asset mining equipment; developments and changes in laws and regulations, including increased regulation of the crypto asset industry through legislative action and revised rules and standards applied by The Financial Crimes Enforcement Network under the authority of the U.S. Bank Secrecy Act and the Investment Company Act; the future acceptance and/or widespread use of, and demand for, Bitcoin and other crypto assets; our ability to respond to price fluctuations and rapidly changing technology; our ability to operate our coal refuse power generation facilities as planned; our ability to remain listed on a stock exchange and maintain an active trading market; our ability to avail ourselves of tax credits for the clean-up of coal refuse piles; and legislative or regulatory changes, and liability under, or any future inability to comply with, existing or future energy regulations or requirements. More information on these risks and other potential factors that could affect our financial results is included in our filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K filed on April 3, 2023. Any forward-looking statement or guidance speaks only as of the date as of which such statement is made, and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements or guidance, whether because of new information, future events, or otherwise.

STRONGHOLD DIGITAL MINING, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
	March 31, 2023	December 31, 2022

ASSETS:
Cash and cash equivalents	$6,353,973	$13,296,703
Digital currencies	672,852	109,827
Accounts receivable	4,742,092	10,837,126
Inventory	4,700,832	4,471,657
Prepaid insurance	3,541,898	4,877,935
Due from related parties	74,107	73,122
Other current assets	1,354,955	1,975,300
Total current assets	21,440,709	35,641,670
Equipment deposits	5,422,338	10,081,307
Property, plant and equipment, net	158,366,684	167,204,681
Operating lease right-of-use assets	1,581,400	1,719,037
Land	1,748,440	1,748,440
Road bond	211,958	211,958
Security deposits	348,888	348,888
TOTAL ASSETS	$189,120,417	$216,955,981
LIABILITIES:
Accounts payable	$14,847,939	$27,540,317
Accrued liabilities	7,112,648	8,893,248
Financed insurance premiums	2,806,538	4,587,935
Current portion of long-term debt, net of discounts and issuance fees	995,145	17,422,546
Current portion of operating lease liabilities	613,657	593,063
Due to related parties	1,612,515	1,375,049
Total current liabilities	27,988,442	60,412,158
Asset retirement obligation	1,036,575	1,023,524
Warrant liabilities	2,846,548	2,131,959
Long-term debt, net of discounts and issuance fees	58,208,207	57,027,118
Long-term operating lease liabilities	1,067,654	1,230,001
Contract liabilities	277,397	351,490
Total liabilities	91,424,823	122,176,250
COMMITMENTS AND CONTINGENCIES
REDEEMABLE COMMON STOCK:
Common Stock – Class V; $0.0001 par value; 34,560,000 shares authorized; 26,057,600 and 26,057,600 shares issued and outstanding as of March 31, 2023, and December 31, 2022, respectively.	15,499,219	11,754,587
Total redeemable common stock	15,499,219	11,754,587
STOCKHOLDERS’ EQUITY (DEFICIT):
Common Stock – Class A; $0.0001 par value; 685,440,000 shares authorized; 41,046,186 and 31,710,217 shares issued and outstanding as of March 31, 2023, and December 31, 2022, respectively.	4,105	3,171
Series C convertible preferred stock; $0.0001 par value; 23,102 shares authorized; 21,572 and 0 shares issued and outstanding as of March 31, 2023, and December 31, 2022, respectively.	2	—
Accumulated deficits	(290,848,496)	(240,443,302)
Additional paid-in capital	373,040,764	323,465,275
Total stockholders' equity	82,196,375	83,025,144
Total redeemable common stock and stockholders' equity	97,695,594	94,779,731
TOTAL LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS' EQUITY	$189,120,417	$216,955,981

STRONGHOLD DIGITAL MINING, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended
	March 31, 2023	March 31, 2022

OPERATING REVENUES:
Cryptocurrency mining	$11,297,298	$18,204,193
Energy	2,730,986	9,044,392
Cryptocurrency hosting	2,325,996	67,876
Capacity	859,510	2,044,427
Other	52,425	20,762
Total operating revenues	17,266,215	29,381,650
OPERATING EXPENSES:
Fuel	7,414,014	10,019,985
Operations and maintenance	8,440,923	10,520,305
General and administrative	8,468,755	11,424,231
Depreciation and amortization	7,722,841	12,319,581
Loss on disposal of fixed assets	91,086	44,958
Realized gain on sale of digital currencies	(326,768)	(751,110)
Impairments on digital currencies	71,477	2,506,172
Impairments on equipment deposits	—	12,228,742
Total operating expenses	31,882,328	58,312,864
NET OPERATING LOSS	(14,616,113)	(28,931,214)
OTHER INCOME (EXPENSE):
Interest expense	(2,383,913)	(2,911,453)
Loss on debt extinguishment	(28,960,947)	—
Changes in fair value of warrant liabilities	(714,589)	—
Changes in fair value of forward sale derivative	—	(483,749)
Other	15,000	20,000
Total other income (expense)	(32,044,449)	(3,375,202)
NET LOSS	$(46,660,562)	$(32,306,416)
NET LOSS attributable to noncontrolling interest	(18,119,131)	(18,897,638)
NET LOSS attributable to Stronghold Digital Mining, Inc.	$(28,541,431)	$(13,408,778)
NET LOSS attributable to Class A common shareholders:
Basic	$(0.65)	$(0.66)
Diluted	$(0.65)	$(0.66)
Weighted average number of Class A common shares outstanding
Basic	43,756,137	20,206,103
Diluted	43,756,137	20,206,103

STRONGHOLD DIGITAL MINING, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Three Months Ended
	March 31, 2023	March 31, 2022

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(46,660,562)	$(32,306,416)
Adjustments to reconcile net loss to cash flows from operating activities:
Depreciation and amortization	7,722,841	12,319,581
Accretion of asset retirement obligation	13,051	6,084
Loss on disposal of fixed assets	91,086	44,958
Change in value of accounts receivable	1,002,750	—
Amortization of debt issuance costs	34,517	881,463
Stock-based compensation	2,449,324	2,592,995
Loss on debt extinguishment	28,960,947	—
Impairments on equipment deposits	—	12,228,742
Changes in fair value of warrant liabilities	714,589	—
Changes in fair value of forward sale derivative	—	483,749
Forward sale contract prepayment	—	970,000
Other	(12,139)	—
(Increase) decrease in digital currencies:
Mining revenue	(12,921,075)	(18,204,193)
Net proceeds from sales of digital currencies	12,286,573	12,247,300
Impairments on digital currencies	71,477	2,506,172
(Increase) decrease in assets:
Accounts receivable	4,959,865	410,525
Prepaid insurance	1,336,037	1,852,595
Due from related parties	(68,436)	(864,624)
Inventory	(229,175)	(179,774)
Other assets	(296,265)	(37,242)
Increase (decrease) in liabilities:
Accounts payable	(1,390,895)	(410,917)
Due to related parties	237,466	68,647
Accrued liabilities	(1,518,296)	1,227,709
Other liabilities, including contract liabilities	(125,146)	(55,742)
NET CASH FLOWS USED IN OPERATING ACTIVITIES	(3,341,466)	(4,218,388)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(13,738)	(38,157,218)
Equipment purchase deposits - net of future commitments	—	(6,482,000)
NET CASH FLOWS USED IN INVESTING ACTIVITIES	(13,738)	(44,639,218)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of debt	(1,836,925)	(9,290,668)
Repayments of financed insurance premiums	(1,750,874)	(1,832,149)
Proceeds from debt, net of issuance costs paid in cash	—	53,671,001
Proceeds from exercise of warrants	273	—
NET CASH FLOWS (USED IN) PROVIDED BY FINANCING ACTIVITIES	(3,587,526)	42,548,184
NET DECREASE IN CASH AND CASH EQUIVALENTS	(6,942,730)	(6,309,422)
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	13,296,703	31,790,115
CASH AND CASH EQUIVALENTS - END OF PERIOD	$6,353,973	$25,480,693

Use and Reconciliation of Non-GAAP Financial Measures

This press release and our related earnings call contain certain non-GAAP financial measures, including Adjusted EBITDA, as a measure of our operating performance. Adjusted EBITDA is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation and amortization, further adjusted by the removal of one-time transaction costs, impairment of digital currencies, realized gains and losses on the sale of long-term assets, expenses related to stock-based compensation, gains or losses on derivative contracts, gain on extinguishment of debt, realized gain or loss on sale of digital currencies, or changes in fair value of warrant liabilities in the period presented. See reconciliation below.

Our board of directors and management team use Adjusted EBITDA to assess our financial performance because they believe it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense and income), asset base (such as depreciation, amortization, impairment, and realized gains and losses on sale of long-term assets) and other items (such as one-time transaction costs, expenses related to stock-based compensation, and unrealized gains and losses on derivative contracts) that impact the comparability of financial results from period to period. We present Adjusted EBITDA because we believe it provides useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP. Adjusted EBITDA is not a financial measure presented in accordance with GAAP. We believe that the presentation of this non-GAAP financial measure will provide useful information to investors and analysts in assessing our financial performance and results of operations across reporting periods by excluding items we do not believe are indicative of our core operating performance. Net income (loss) is the GAAP measure most directly comparable to Adjusted EBITDA. Our non-GAAP financial measure should not be considered as an alternative to the most directly comparable GAAP financial measure. You are encouraged to evaluate each of these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in such presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. There can be no assurance that we will not modify the presentation of Adjusted EBITDA in the future, and any such modification may be material. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP and should be read in conjunction with the financial statements furnished in our Form 10-Q for the quarter ended March 31, 2023, expected to be filed on May 12, 2023. Because Adjusted EBITDA may be defined differently by other companies in our industry, our definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

STRONGHOLD DIGITAL MINING, INC.
RECONCILIATION OF ADJUSTED EBITDA

	Three Months Ended
(in thousands)	March 31, 2023	March 31, 2022
Net Income (Loss) (GAAP)	$(46,661)	$(32,306)
Plus:
Interest expense	2,384	2,911
Depreciation and amortization	7,723	12,320
Loss on debt extinguishment	28,961	—
Impairments on equipment deposits	—	12,229
Impairments on digital currencies	71	2,506
One-time non-recurring expenses[1]	682	3,765
Stock-based compensation	2,449	2,593
Loss on disposal of fixed assets	91	45
Realized gain on sale of digital currencies	(327)	(751)
Changes in fair value of forward sale derivative	—	484
Changes in fair value of warrant liabilities	715	—
Accretion of asset retirement obligation	13	—
Adjusted EBITDA (Non-GAAP)	$(3,898)	$3,795

1 Includes the following non-recurring expenses: out-of-the-ordinary major repairs and upgrades to the power plant and other one-time items.

Investor Contact:
Matt Glover or Alex Kovtun
Gateway Group, Inc.
SDIG@GatewayIR.com
1-949-574-3860

Media Contact:

contact@strongholddigitalmining.com